   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        OMEGA HEALTHCARE INVESTORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         MARYLAND                                                    38-3041398
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                900 VICTORS WAY, SUITE 350                                         SUSAN A. KOVACH
                 ANN ARBOR, MICHIGAN 48108                                   900 VICTORS WAY, SUITE 350
                      (734) 887-0200                                          ANN ARBOR, MICHIGAN 48108
    (Address, including zip code, and telephone number,                            (734) 887-0200
 including area code, of registrant's principal executive        (Name, address, including zip and telephone number,
                         offices)                                    including area code, of agent for service)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                              DON M. PEARSON, ESQ.
                      ARGUE PEARSON HARBISON & MYERS, LLP
                       801 SOUTH FLOWER STREET, SUITE 500
                         LOS ANGELES, CALIFORNIA 90017
                                 (213) 622-3100
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED(1)         PER UNIT(2)            PRICE(2)       REGISTRATION FEE(7)
------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.10 per
  share)..................................        (1)(2)                (3)               (1)(2)(3)                NA
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock (par value $1.00 per
  share)..................................        (1)(4)                (3)               (1)(3)(4)                NA
------------------------------------------------------------------------------------------------------------------------------
Debt Securities...........................        (1)(5)                (3)                 (1)(5)                 NA
------------------------------------------------------------------------------------------------------------------------------
Securities Warrants.......................        (1)(6)                (3)               (1)(3)(6)                NA
------------------------------------------------------------------------------------------------------------------------------
Total.....................................     $300,000,000                              $300,000,000           $76,450
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $300,000,000 or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Preferred Stock or Debt Securities or exercise of Securities Warrants registered hereby.
(3) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(4) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock (par value of $1.00 per share) as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon conversion of Debt Securities or exercise of Securities Warrants registered hereby.
(5) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities.
(6) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Common Stock Warrants, Preferred Stock Warrants, and Debt Securities Warrants representing rights to purchase Common Stock, Preferred Stock, and Debt Securities, respectively, registered pursuant to this Registration Statement.
(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. The total registration fee for all $300,000,000 of these securities is $83,400. Pursuant to Rule 429, the amount of $25,000,000 of such securities covered by the Registration Statement on Form S-3 (No. 333-34763) is being carried forward and the corresponding registration fee of $6,950 that was previously paid at the time of that filing shall be applied to the fee payable pursuant to this registration statement. Accordingly, after application of this credit, an amount of $76,450 is being paid simultaneously with this filing with respect to the securities being registered hereunder.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        OMEGA HEALTHCARE INVESTORS, INC.

     Cross Reference Sheet showing location in Prospectus of Information Required by Form S-3.

             REGISTRATION STATEMENT ITEM                    LOCATION IN PROSPECTUS
             ---------------------------                    ----------------------
  1  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Outside Front Cover of Prospectus
  2  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Available Information; Documents
                                                  Incorporated by Reference; Outside Back
                                                  Cover of Prospectus
  3  Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges...............  The Company; Ratio of Earnings to Fixed
                                                  Charges
  4  Use of Proceeds............................  Use of Proceeds
  5  Determination of Offering Price............  Inapplicable
  6  Dilution...................................  Inapplicable
  7  Selling Security Holders...................  Inapplicable
  8  Plan of Distribution.......................  Plan of Distribution
  9  Description of Securities to be
     Registered.................................  Description of Securities -- Common Stock,
                                                  Preferred Stock, Debt Securities,
                                                  Securities Warranties
 10  Interest of Named Experts and Counsel......  Legal Matters
 11  Material Changes...........................  The Company
 12  Incorporation of Certain Information by
     Reference..................................  Documents Incorporated by Reference
 13  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  Inapplicable

PROSPECTUS
----------

                        OMEGA HEALTHCARE INVESTORS, INC.
                           900 VICTORS WAY, SUITE 350
                           ANN ARBOR, MICHIGAN 48108
                                 (734) 887-0200

                                  $300,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                            ------------------------

     We will provide you with the specific terms of the securities offered and describe the risk factors associated therewith in a supplement to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The Prospectus is dated December   , 1998

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     - Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Current Reports on Form 8-K dated April 15, 1998, April 27, 1998, April 30, 1998 and June 9, 1998; and

     The description of the Company's Common Stock, contained in its Initial Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, and declared effective by the SEC on August 7, 1992.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                        OMEGA HEALTHCARE INVESTORS, INC.
                           900 Victors Way, Suite 350
                           Ann Arbor, Michigan 48108
                                 (734) 887-0200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     Our Company was incorporated in the State of Maryland on March 31, 1992. It is a self administered real estate investment trust ("REIT") which invests in income producing healthcare facilities, principally long-term care facilities located primarily in the United States.

     As of November 30, 1998, our portfolio of investments in the United States consisted of 271 long-term care facilities, two rehabilitation hospitals and three medical office buildings. We own and lease to healthcare operators 190 of such long-term care facilities and two rehabilitation hospitals with a total of approximately 17,500 beds and the three medical office buildings, and we provide mortgages, including participating and convertible mortgages, on 81 of such long-term care facilities with a total of approximately 8,800 beds. The Company's facilities are located in 28 states and operated by 29 unaffiliated operators. The net carrying amount of the Company's investments at November 30, 1998 totaled $837 million.

     Our investment objectives are to pay regular cash dividends to shareholders; to provide the opportunity for increased dividends from annual increases in rental and interest income from revenue participation and from portfolio growth; to preserve and protect shareholders' capital; and to provide the opportunity to realize capital growth.

     We intend to make and manage our investments, including the sale or disposition of investments, in such a manner as to be consistent with the requirements of the Internal Revenue Code and regulations thereunder in order to qualify as a REIT. However, the Board of Directors may determine, because of changes in circumstances or changes in the Code or regulations thereunder, that it is no longer in the best interests of the Company to qualify as a REIT.

     Our executive offices are located at 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108. Our telephone number is (734) 887-0200.

INVESTMENT STRATEGIES AND POLICIES

     We maintain a diversified portfolio of income-producing healthcare facilities or mortgages thereon, with a primary focus on long-term care facilities located in the United States. In making investments, we generally seek established, creditworthy, middle market healthcare operators which meet our standards for quality and experience of management. Although we have emphasized long-term care investments, we intend to diversify prudently into other types of healthcare facilities or other properties. We actively seek to diversify our investments in terms of geographic location, operators and facility types.

     In evaluating potential investments, we consider such factors as:

          - the quality and experience of management and the creditworthiness of the operator of the facility;

          - the adequacy of the facility's historical, current and forecasted cash flow to meet operational needs, capital expenditures and lease or debt service obligations, while providing a competitive return on investment to the Company;

          - the construction quality, condition and design of the facility;

          - the geographic area and type of facility;

          - the tax, growth, regulatory and reimbursement environment of the community in which the facility is located;

          - the occupancy and demand for similar healthcare facilities in the same or nearby communities; and

          - the payor mix of private, Medicare and Medicaid patients.

     We plan to maintain our percentage of equity and equity-linked investments at approximately 65% to 75% of our portfolio and to increase the number of operators and geographic diversity of the facilities in our portfolio as well as to continue to expand our relationships with current operators.

     We believe that a growing market exists for REITs focusing in the long-term care industry, and we believe that the fundamentals of the long-term care and nursing home industry will continue to be strong and provide good opportunity for additional investment in the foreseeable future. The long-term care industry provides sub-acute medical and custodial care to the senior population of the United States. The demand for long-term care comes principally from those individuals over 85 years of age. Due to demographic trends, regulation and government support, we believe that the long-term care sector of the healthcare industry has been one of the less volatile segments of the industry.

     We continually assess and reassess investments in other healthcare and senior medical services markets, including the assisted living market. Assisted living units are designed for seniors who need assistance with basic activities such as bathing, meal preparation and eating. While strong demographic demands support this segment, low barriers to entry and the unregulated nature of assisted living pose additional risks in this healthcare segment. We believe that there may be selected opportunities to participate in this sector, but to date have not made significant investments in properties of this type.

     Acute care hospitals presently represent a substantial portion of healthcare expenditures in the United States. While we have made limited investments in this segment, future investments may result from the need for capital and the evolving demand for healthcare properties operated by acute care delivery systems.

     Our fundamental investment strategy includes obtaining contractual rent escalations under long-term, non-cancelable "triple net" leases, revenue participations through participating mortgage loans, and substantial security deposits. We may participate in mortgage loans through ownership of collateralized mortgage obligations or other securitization of mortgages.

     We may determine to finance acquisitions through the exchange of properties or the issuance of shares of our capital stock to others, if such transactions otherwise satisfy our investment criteria. The Company also has authority to repurchase or otherwise reacquire its Common Stock or any other securities and may determine to do so in the future.

     To the extent that the Board of Directors determines to obtain additional capital, we may raise such capital through additional equity offerings, debt financings or retention of cash flow, subject to provisions of the Internal Revenue Code concerning the taxability of undistributed income of REITs, or a combination of these methods.

BORROWING POLICIES

     We may incur additional indebtedness, and anticipate eventually attaining and then expect to generally maintain a long-term debt-to-capitalization ratio of approximately 40%. We intend to review periodically our policy with respect to our debt-to-capitalization ratio and to adapt such policy as we deem prudent in light of prevailing market conditions. Our strategy generally has been to match the maturity of our indebtedness with the maturity of our assets, and to employ long term, fixed rate debt to the extent practicable.

     We will use the proceeds of any additional indebtedness to provide permanent financing for investments in additional healthcare facilities. We may obtain either secured or unsecured indebtedness, which may be convertible into capital stock or accompanied by warrants to purchase capital stock. Where debt financing is present on terms deemed favorable, we may invest in properties subject to existing loans, secured by mortgages, deeds of trust or similar liens on the properties.

          RATIOS OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends respectively, are set forth below. We have calculated the ratios of earnings to fixed charges by adding net earnings (before non-recurring gain in 1998 and extraordinary charge from prepayment of debt in 1995) to fixed charges and dividing that sum by such fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs.

                                                                                              NINE MONTHS
                                                              YEAR ENDED                         ENDED
                                                             DECEMBER 31,                    SEPTEMBER 30,
                                               -----------------------------------------    ----------------
                                               1993     1994     1995     1996     1997     1997     1998(1)
                                               ----     ----     ----     ----     ----     ----     -------
Ratios of Earnings to Fixed Charges........    3.51x    2.69x    2.92x    2.66x    2.84x    2.60x     2.85x

-------------------------
(1)  Excludes gain on the distribution of Omega Worldwide, Inc. of $30,240.

     In April of 1997, the Company issued 2,300,000 shares of Series A Cumulative Preferred Stock, and in April of 1998, the Company issued 2,000,000 shares of Series B Cumulative Preferred Stock. The ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1997 was 2.48x. The ratios of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, were 2.09x for 1998 and 2.53x for 1997. We have calculated the ratios of earnings to combined fixed charges and preferred stock dividends by adding net earnings to combined fixed charges and preferred stock dividends and dividing that sum by combined fixed charges and preferred stock dividends.

                                USE OF PROCEEDS

     Unless otherwise specified in a supplement to this Prospectus ("Prospectus Supplement") which accompanies this Prospectus, the net proceeds from the sale of the securities offered hereby will be used for the repayment of our revolving line of credit, to fund additional investments and for general corporate purposes.

                           DESCRIPTION OF SECURITIES

     We may offer under this Prospectus one or more of the following categories of our securities (hereinafter referred to in this Prospectus as the "Securities"):

          - shares of our common stock, par value $0.10 per share ("Common Stock");

          - shares of our preferred stock, par value $1.00 per share, in one or more series (the "Preferred Stock");

          - debt securities, in one or more series ("Debt Securities");

          - Common Stock warrants (the "Common Stock Warrants");

          - Preferred Stock warrants (the "Preferred Stock Warrants");

          - Debt Securities warrants (the "Debt Securities Warrants"); and

          - any combination of the foregoing, either individually or as units

     The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

     Our charter authorizes us to issue 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of November 30, 1998, we had issued 20,211,314 shares of its Common Stock, 2,300,000 shares of its 9.25% Series A Cumulative Preferred Stock, and 2,000,000 shares of its 8.625% Series B Cumulative Preferred Stock. The Common Stock and the 9.25% Series A and 8.625% Series B Cumulative

Preferred Stock are listed on the New York Stock Exchange. We intend to apply to list any additional shares of its Common Stock which are issued and sold hereunder. We may apply to list any additional series of Preferred Stock which are offered and sold hereunder, as described in the Prospectus Supplement relating to such Preferred Stock.

                                  COMMON STOCK

     All shares of Common Stock participate equally in dividends payable to stockholders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to stockholders of Common Stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of Common Stock are, and the Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the Common Stock do not have preference, conversion, exchange or preemptive rights. The Common Stock is listed on the New York Stock Exchange (NYSE Symbol "OHI").

REDEMPTION AND BUSINESS COMBINATION PROVISIONS

     If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Board of Directors shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any stockholder of the Company a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of the Company's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of the Company. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Board of Directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

     The Articles of Incorporation require that, except in certain circumstances, Business Combinations (as defined) between the Company and a beneficial holder of 10% or more of the Company's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 80% of the outstanding voting shares of the Company.

     A Business Combination is defined in the Articles of Incorporation as

          - any merger or consolidation of the Company with or into a Related Person,

          - any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined) of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person,

          - any merger or consolidation of a Related Person with or into the Company,

          - any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company,

          - the issuance of any securities (other than by way of pro rata distribution to all stockholders) of the Company to a Related Person, and

          - any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of the Company as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     Pursuant to the Articles of Incorporation, the Company's Board of Directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this Prospectus, there are seven directors, two in each of two classes of directors, and three in one class.

     The foregoing provisions of the Articles of Incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of the outstanding voting shares of the Company.

     The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. The Board of Directors' authority to issue and establish the terms of currently authorized Preferred Stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Preferred Stock." The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board of Directors believes that inclusion of the Business Combination provisions in the Articles of Incorporation may help assure fair treatment of stockholders and preserve the assets of the Company.

     The foregoing summary of certain provisions of the Articles of Incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the Articles of Incorporation, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

     First Chicago Trust Company of New York is the transfer agent and registrar of the Common Stock and Preferred Stock.

                                PREFERRED STOCK

     The terms of any series of the Preferred Stock offered by any Prospectus Supplement will be as described in such Prospectus Supplement. The following description of the terms of the Preferred Stock, except as modified in a Prospectus Supplement, sets forth certain general terms and provisions of the Preferred Stock. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation"), and the Board of Directors' resolution or articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby).

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to an additional 5,700,000 shares of preferred stock of the Company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company. The Company has outstanding as of September 30, 1998 2,300,000 shares of its 9.25% Series A Cumulative Preferred Stock, and 2,000,000 shares of its 8.625% Series B Cumulative Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including:

          - the designation and stated value per share of such Preferred Stock and the number of shares offered;

          - the amount of liquidation preference per share;

          - the initial public offering price at which such Preferred Stock will be issued;

          - the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

          - any redemption or sinking fund provisions;

          - any conversion rights; (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

     See "Common Stock -- Redemption and Business Combination Provisions" for a description of certain provisions of the Articles of Incorporation, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by, the method described in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as the shares of any series of the Preferred Stock shall be outstanding, unless

          - full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock as defined below) and

          - the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 80% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Parity Preferred (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Parity Preferred then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Parity Preferred which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 80% of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Parity Preferred, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

     With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Parity Preferred") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Parity Preferred, it is possible that the holders of such shares of Parity Preferred could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

TRANSFER AGENT AND REGISTRAR

     Unless otherwise indicated in a Prospectus Supplement relating thereto, First Chicago Trust Company of New York will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                                DEBT SECURITIES

     The terms of any Debt Securities offered by any Prospectus Supplement will be as described in such Prospectus Supplement, and as provided herein to the extent not modified in the Prospectus Supplement. Debt Securities may be issued from time to time in series under an Indenture (the "Indenture") dated August 27, 1997 between the Company and NBD Bank, as Trustee (the "Trustee"). As used under this caption, unless the context otherwise requires, Offered Debt Securities shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following sets forth certain general terms and provisions of the Debt Securities. Further terms of the Offered Debt Securities will be set forth in the Prospectus Supplement.

GENERAL

     The Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities:

          - the specific title of the Offered Debt Securities;

          - the aggregate principal amount of the Offered Debt Securities;

          - the percentage of the principal amount at which the Offered Debt Securities will be issued;

          - the date on which the Offered Debt Securities will mature;

          - the rate or rates per annum or the method for determining such rate or rates, if any, at which the Offered Debt Securities will bear interest;

          - the times at which any such interest will be payable;

          - any provisions relating to optional or mandatory redemption of the Offered Debt Securities at the option of the Company or pursuant to sinking fund or analogous provisions;

          - the denominations in which the Offered Debt Securities are authorized to be issued if other than $100,000;

          - any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock or into Debt Securities of another series;

          - the portion of the principal amount, if less than the principal amount, payable on acceleration;

          - the place or places at which the Company will make payments of principal (and premiums, if any) and interest, if any, and the method of payment;

          - whether the Offered Debt Securities will be issued in whole or in part in global form;

          - any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the Indenture;

          - the identity of the Trustee for the Debt Securities, and if not the Trustee, the identity of each paying agent and the Debt Securities Registrar;

          - the currency or currencies other than United States Dollars in which any series of Debt Securities will be issued and

          - any other specific terms of the Offered Debt Securities.

     One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

STATUS OF DEBT SECURITIES

     The status and ranking of the Debt Securities will be as set forth in the Prospectus Supplement. Except as otherwise set forth in the Prospectus Supplement, the Debt Securities will be unsecured obligations of the Company ranking on a parity with all other unsecured and unsubordinated indebtedness.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a beneficial Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the Company's shares of Common Stock.

ABSENCE OF RESTRICTIVE COVENANTS

     Except as noted below under "Dividends, Distributions and Acquisitions of Capital Stock," the Company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the Prospectus Supplement, there are no provisions of the Indenture which afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

OPTIONAL REDEMPTION

     The Debt Securities will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT, at the option of the Company in the manner specified in the Indenture at a redemption price equal to 100% of the principal amount, premium, if any, plus interest accrued to the date of redemption. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company.

DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF CAPITAL STOCK

     The Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution on its capital stock or to holders of its capital stock (other than dividends or distributions payable in its capital stock or other than as the Company determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock, or any warrants, rights or options or other securities to purchase or acquire any Shares of its capital stock (other than the Debt Securities) or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series is defined in the Indenture as being:

          - failure to pay principal of or any premium on any Debt Security of that series when due;

          - failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

          - failure to deposit any sinking fund payment when due, in respect of any Debt Security of that series;

          - failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture;

          - certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

          - any other Event of Default provided with respect to the Debt Securities of that series.

     If an Event of Default with respect to the outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATIONS AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holders to, among other things,

          - evidence the succession of another corporation to the Company,

          - add to the covenants of the Company or surrender any right or power conferred upon the Company,

          - establish the form or terms of Debt Securities, including any subordination provisions,

          - cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of Debt Securities of any series in any material respect,

          - to add to, delete, or revise conditions, limitations and restrictions on the authorized amounts, terms or purpose of Debt Securities, as set forth in the Indenture, or

          - evidence and provide for a successor Trustee.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby:

          - change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any Debt Security,

          - reduce the principal amount of, or premium or interest if any, on any Debt Security,

          - reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof,

          - change the currency of payment of the principal of, or premium or interest, if any, on any Debt Security,

          - impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

          - modify the conversion provisions, if any, of any Debt Security in a manner adverse to the Holder of that Debt Security, or

          - reduce the percentage in principal amount of the outstanding Debt Security of any series, the consent of whose Holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

     The Holders of a majority in aggregate principal amount of the outstanding Debt Security of each series may, on behalf of all Holders of the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company, without the consent of the Holders of any of the Debt Securities, may consolidate or merge with or into or transfer its assets substantially as an entirety to, any entity organized under the laws of the United States or any state, provided that the successor entity assumes the Company's obligations under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). Except as set forth in a Prospectus Supplement, the terms and provisions with respect to any Global Securities will be as set forth in this Section captioned "Global Securities." The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific material terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for the purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depositary. Except as set forth herein or otherwise provided in the Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive physical delivery of such Debt Securities in definitive form and will not be considered the registered owners or Holders thereof under the Indenture, but the beneficial owners and Holders only.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                              SECURITIES WARRANTS

     The terms of any Securities Warrants offered by any Prospectus Supplement will be as described in such Prospectus Supplement, and as provided herein to the extent not modified in the Prospectus Supplement. The Company may issue Securities Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Securities Warrants may be issued independently or together with Common Stock, Preferred Stock or Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Common Stock, Preferred Stock, or Debt Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrants relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     In the case of Securities Warrants for the purchase of Common Stock or Preferred Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable:

          - the offering price;

          - the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants;

          - the designation and terms of any series of Preferred Stock with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock;

          - the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately;

          - the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date;

          - any special United States Federal income tax consequences; and

          - any other terms of such Securities Warrants.

     If Securities Warrants for the purchase of Debt Securities are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable:

          - the offering price;

          - the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;

          - the designation and terms of any series of Debt Securities, with which such Securities Warrants are being offered with each such Debt Securities;

          - the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately;

          - the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise;

          - the date on which the right shall expire (the "Expiration Date");

          - whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States Federal income tax consequences;

          - the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and

          - any other terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Common Stock or Preferred Stock, holders of such Securities Warrants will not have any rights of holders of such Common Stock or Preferred Stock, including the right to receive payments of dividends, if any, on such Common Stock or Preferred Stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder thereof to purchase a number of shares of Common Stock, Preferred Stock or such principal amount of Debt Securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Common Stock, Preferred Stock or Debt Securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Common Stock, Preferred Stock or Debt Securities, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENT

     The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by a Common Stock Warrant are subject to adjustment in certain events, including

          - payment of a dividend on the Common Stock payable in capital stock and stock splits, combinations or reclassifications of the Common Stock,

          - issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of Common Stock Warrants), and

          - certain distributions of evidences of indebtedness or assets (including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

     YOU ARE ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS YOUR OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company has operated or will be able to continue to operate in a manner so as to qualify or remain qualified.

     The sections of the Code that govern the Federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Argue Pearson Harbison & Myers, LLP, whose opinion has been filed as an Exhibit to the Registration Statement of which the Prospectus is a part, the Company is organized in conformity with the requirements for qualifications as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties set forth in the Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code discussed below, the results of which have not and will not be reviewed by Argue Pearson Harbison & Myers. Accordingly, no assurance can be given that the various results of the Company's operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. The Company has neither sought nor obtained any formal ruling from the Internal Revenue Service regarding its qualification as a REIT and presently has no plan to apply for any such ruling. See "-- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (that is, taxation at both the corporate and the shareholder level) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if the Company has a net capital gain, it will be taxed at regular corporate rates on its undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if its tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest regular corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by the Company, (i.e., when the Company is acting as a dealer)), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute by the end of each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset (a "Built-In Gain Asset") from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by the Company over (b) the Company's adjusted basis in such asset on such date), such gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-In Gain assume the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualifications. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities, the "not closely held requirement"); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of it annual distributions to shareholders. The Code provides that conditions (1)to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

     Income Tests. In order to maintain its qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investment relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property, other than property described in Section 1221 of the
Code) and income derived from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business (from any combination of the foregoing).

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner (actually or constructively) of 10% or more of the value of the REIT, actually or constructively owns 10% or more of the value or voting power of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor for whom the REIT derives no revenue The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupance only and are not otherwise considered "rendered to the occupant" of the property.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property, the interest income is allocated between real property and personal property based on the relative fair market value of each. Under certain circumstances, income from shared appreciation mortgages may qualify under the REIT gross income requirements. If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a special 100% tax is imposed (see "General").

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those of the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount of at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The Company may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining its taxable income. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that the Company does not distribute all of its net capital gain or does not distribute at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     The availability to the Company of, among other things, depreciation deductions with respect to its owned facilities depends upon the treatment of the Company as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether the Company is the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. The Company believes and it is the opinion of tax counsel to the Company, that the Company will be treated as the owner of each of the facilities that it leases, and such leases will be treated as true leases for federal income tax purposes. This opinion is not binding on the IRS, however, and no assurances can be given that the IRS may not successfully challenge the status of the Company as the owner of its facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by the Company and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and the Company merely a secured creditor. In such event, the Company would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, the Company may fail to meet the 95% distribution requirement or, if such requirement is met, then a larger percentage of distributions from the Company would constitute ordinary dividend income to shareholders, rather than a partial return of capital.

FAILURE TO QUALIFY

     If the Company fails to qualify as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible and the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. Failure to qualify could result in the Company's incurring indebtedness or liquidating investments in order to pay the resulting taxes.

OTHER TAX MATTERS

     The Company owns and operates a number of properties through qualified REIT subsidiaries (the "QRSs"). The Company has owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as qualified REIT subsidiaries under the Code. Code
Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in the Prospectus under the heading "-- Taxation of the Company," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that the QRSs are qualified REIT subsidiaries.

STATE AND LOCAL TAXES

     The Company may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above.

                              PLAN OF DISTRIBUTION

     We may sell the Securities to one or more underwriters for public offering and sale by them or we may sell the Securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. We have reserved the right to sell Securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

     We may distribute the Securities from time to time in one or more transactions:

          - at a fixed price or prices, which may be changed;

          - at market prices prevailing at the time of sale;

          - at prices related to prevailing market prices; or

          - at negotiated prices.

     We may also from time to time, authorize underwriters or dealers, acting as our agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     The net proceeds to the Company from the sale of the Securities will be the purchase price of the Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Argue Pearson Harbison & Myers, LLP, Los Angeles, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
              PROSPECTUS

About This Prospectus.................    2

Where You Can Find More Information...    2

The Company...........................    3

Ratios of Earnings to Fixed Charges
  and Ratio of Earnings to Combined
  Fixed Charges and Preferred Stock
  Dividends...........................    5

Use of Proceeds.......................    5

Description of Securities.............    5

Common Stock..........................    6

Preferred Stock.......................    7

Debt Securities.......................   11

Securities Warrants...................   16

Certain Federal Income Tax
  Considerations......................   18

Plan of Distribution..................   23

Legal Matters.........................   23

Experts...............................   23

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                                  $300,000,000
                                OMEGA HEALTHCARE
                                INVESTORS, INC.

                                   SECURITIES


                               ------------------
                                   PROSPECTUS
                               ------------------


                               DECEMBER   , 1998

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate (except for the Commission registration fee) of the fees and expenses payable by the Company in connection with the offering of the Securities:

Securities and Exchange Commission Registration Fee.........  $ 76,450
Blue Sky Qualification Fees and Expenses....................    15,000
Transfer Agent or Trustee Fee...............................    15,000
Legal Fees and Expenses.....................................   187,500
Accounting Fees.............................................    75,000
Printing and Engraving Costs................................   120,000
Rating Agency Fees..........................................   187,500
Listing Fees................................................   120,000
Miscellaneous...............................................    66,050
                                                              --------
     Total..................................................  $862,500
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

     Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services, or; (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnity is permitted only for reasonable expenses and not with respect to any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

     The Company has entered into indemnity agreements with the officers and directors of the Company that provide that the Company will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the Registrant pursuant to the above-described provisions, the Registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

ITEM 16. EXHIBITS

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
        1  **     Form of Underwriting Agreement.
        3.1       Articles of Incorporation, as amended, of the Registrant,
                  (Incorporated by reference to Exhibit 3.1 to the
                  Registrant's Form 10-Q for the quarter ended March 31,
                  1995).
        4.1       Indenture dated as of August 27, 1997, between the
                  Registrant and NBD Bank, as Trustee (Incorporated by
                  reference to Exhibit 4.2 to the Registrant's Form S-3 dated
                  August 29, 1997).
        4.2**     Form of Indenture.
        4.3**     Form of Articles Supplementary for Preferred Stock.
        4.4**     Form of Preferred Stock Certificate.
        4.5**     Form of Debt Security.
        4.6**     Form of Securities Warrant Agreement.
        5         Opinion of Counsel to the Registrant regarding legality.
        8         Opinion of Counsel to the Registrant regarding tax
                  Consequences.
       12         Statement re Computation of Ratio of Earnings to Fixed
                  Charges.
       23.1       Consent of Counsel to the Registrant (included in Exhibit 5 and Exhibit 8).
       23.2       Consent of Ernst & Young LLP.
       24         Form of Power of Attorney (set forth on page II-4).
       25         Statement of Eligibility of Trustee on Form T-1.
                  (Incorporated by reference to Exhibit 25 to the Registrant's
                  Form S-3 dated August 29, 1997).

-------------------------
** To be filed by amendment or incorporated by reference in connection with the offering of the Securities.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

          (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 23rd day of December, 1998.

                                          OMEGA HEALTHCARE INVESTORS, INC.

                                          By:   /s/ ESSEL W. BAILEY, JR.

                                            ------------------------------------
                                                    Essel W. Bailey, Jr.
                                                  Chairman, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Essel W. Bailey, Jr., David A. Stover, and Susan Allene Kovach and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                                  TITLE                           DATE
             ----------                                  -----                           ----

      /s/ ESSEL W. BAILEY, JR.         Chairman, President, Chief Executive        December 23, 1998
------------------------------------   Officer, and Director (principal executive
        Essel W. Bailey, Jr.           officer)

         /s/ DAVID A. STOVER           Vice President and Chief Financial Officer  December 23, 1998
------------------------------------   (principal financial and principal
           David A. Stover             accounting officer)

         /s/ SUSAN A. KOVACH           Vice President, General Counsel and         December 23, 1998
------------------------------------   Secretary
           Susan A. Kovach

        /s/ MARTHA A. DARLING          Director                                    December 23, 1998
------------------------------------
          Martha A. Darling

          /s/ JAMES E. EDEN            Director                                    December 23, 1998
------------------------------------
            James E. Eden

        /s/ THOMAS F. FRANKE           Director                                    December 23, 1998
------------------------------------
          Thomas F. Franke

           /s/ HENRY GREER             Director                                    December 23, 1998
------------------------------------
             Henry Greer

      /s/ HAROLD J. KLOOSTERMAN        Director                                    December 23, 1998
------------------------------------
        Harold J. Kloosterman

        /s/ BERNARD J. KORMAN          Director                                    December 23, 1998
------------------------------------
          Bernard J. Korman

        /s/ EDWARD LOWENTHAL           Director                                    December 23, 1998
------------------------------------
          Edward Lowenthal

        /s/ ROBERT L. PARKER           Director                                    December 23, 1998
------------------------------------
          Robert L. Parker

                                 EXHIBIT INDEX

                                                                                           SEQUENTIALLY
      EXHIBIT                                                                                NUMBERED
        NO.                               DESCRIPTION                                          PAGE
      -------                             -----------                                      ------------
        1  **     Form of Underwriting Agreement.
        3.1       Articles of Incorporation, as amended, of the Registrant,
                  (Incorporated by reference to Exhibit 3.1 to the
                  Registrant's Form 10-Q for the quarter ended March 31,
                  1995).
        4.1       Indenture dated as of August 27, 1997, between the
                  Registrant and NBD Bank, as Trustee (Incorporated by
                  reference to Exhibit 4.2 to the Registrant's Form S-3 dated
                  August 29, 1997).
        4.2**     Form of Indenture.
        4.3**     Form of Articles Supplementary for Preferred Stock.
        4.4**     Form of Preferred Stock Certificate.
        4.5**     Form of Debt Security.
        4.6**     Form of Securities Warrant Agreement.
        5         Opinion of Counsel to the Registrant regarding legality.
        8         Opinion of Counsel to the Registrant regarding tax
                  Consequences.
       12         Statement re Computation of Ratio of Earnings to Fixed
                  Charges.
       23.1       Consent of Counsel to the Registrant (included in Exhibit 5 and Exhibit 8).
       23.2       Consent of Ernst & Young LLP.
       24         Form of Power of Attorney (set forth on page II-4).
       25         Statement of Eligibility of Trustee on Form T-1.
                  (Incorporated by reference to Exhibit 25 to the Registrant's
                  Form S-3 dated August 29, 1997).

-------------------------
** To be filed by amendment or incorporated by reference in connection with the offering of the Securities.